Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.41;
Operating Income per Share Increases 18% to $1.35;
Combined Ratio Improves to 85.2% from 88.3%;
2006 Operating Income per Share Guidance Is Raised to Range of $4.90 to $5.10
     WARREN, New Jersey, July 25, 2006 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2006 was $598 million, or $1.41 per share, compared to $495 million, or $1.23 per share, in the second quarter of 2005.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $571 million from $461 million in the second quarter of 2005. Operating income per share increased 18% to $1.35 from $1.14.
     The second quarter combined loss and expense ratio improved to 85.2% in 2006 from 88.3% in 2005. Catastrophe losses for the second quarter of 2006 were $80 million, accounting for 2.7 percentage points of the combined ratio. In the second quarter of 2005, catastrophe losses were $21 million and accounted for 0.7 points of the combined ratio. The expense ratio for the second quarter was 28.5% in 2006 and 28.0% in 2005.
     “Chubb had another outstanding quarter,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Each of our three major business units contributed substantially to earnings, and the specialty business reached a milestone in its recovery by achieving a combined ratio below 90%. In addition to continued strong earnings, growth in our insurance business was up from the first quarter in what remains a generally stable market environment.”
     Second quarter net written premiums for the insurance business increased 3% to $3.0 billion. Premiums for the reinsurance assumed business declined 51%, reflecting the impact of the Chubb Re—Harbor Point transaction completed in December 2005. Total net written premiums declined 1% to $3.1 billion.
     Property and casualty investment income after taxes for the second quarter increased 10% to $288 million in 2006 from $261 million in 2005.

     During the second quarter of 2006, Chubb repurchased 5.8 million shares of its common stock at a total cost of approximately $290 million.
Six Month Results
     For the first six months of 2006, net income was $1.3 billion or $2.99 per share, compared with $965 million or $2.41 per share for the first half of 2005. Operating income for the first half of 2006 totaled $1.2 billion or a record $2.77 per share, compared with $902 million or $2.25 per share for the first half of 2005.
     For the first six months of 2006, net written premiums for the insurance business grew 1% to $5.8 billion. Premiums for the reinsurance assumed business declined 48%. Total net written premiums declined 3% to $6.0 billion.
     The combined ratio for the first half was 84.0% in 2006 and 88.9% in 2005. The impact of catastrophes for the first half of 2006 accounted for 1.4 percentage points of the combined ratio. In the first half of 2005, catastrophe losses represented 0.7 percentage points of the combined ratio. The expense ratio for the first half was 28.8% in 2006 and 28.4% in 2005.
     Property and casualty investment income after taxes increased 11% to $567 million in the first half of 2006 from $513 million in the corresponding period a year earlier.
     During the first half of 2006, Chubb repurchased 11 million shares of its common stock at a total cost of approximately $539 million.
Outlook for 2006
     “In light of Chubb’s record earnings in the first six months and our positive outlook for the second half,” said Mr. Finnegan, “we are raising guidance for 2006 full year operating income per share to a range of $4.90 to $5.10.” The company’s previous guidance, provided in January, was $4.30 to $4.50 per share. “Because the magnitude and timing of catastrophe losses are difficult to forecast,” said Mr. Finnegan, “the revised operating income guidance continues to assume 4 percentage points of catastrophe losses for the full year.” The impact of each point of catastrophe losses on operating income per share for the year is approximately 18 cents.

     The revised 2006 operating income guidance also assumes:
•	Net written premium growth for the full year in the low single digits for the insurance business;

•	A combined ratio between 86% and 88% for the year, based on a combined ratio of 84% to 86% for Chubb Personal Insurance, 85% to 87% for Chubb Commercial Insurance and 89% to 91% for Chubb Specialty Insurance. These combined ratio forecasts are based on the assumption of 4 points of catastrophe losses for the full year, which implies significantly higher catastrophe losses for CPI and CCI in the second half of the year than they experienced in the first half;

•	Growth of property and casualty investment income after taxes of 9% to 11% for the year; and

•	Average diluted shares outstanding of 423 million for the full year.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.
Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 7% in the second quarter of 2006 to $934 million. CPI’s combined ratio was 78.5%, compared to 81.0% in the second quarter of 2005. Catastrophe losses for the quarter accounted for 4.8 percentage points of the combined ratio in 2006 and 1.5 points in 2005. Excluding the impact of catastrophes, CPI’s second quarter combined ratio was 73.7% in 2006 and 79.5% in 2005.
     The Homeowners line grew 7%, and the combined ratio was 72.6%. The Personal Automobile line grew 6% and had a combined ratio of 85.9%, while Other Personal Lines grew 8% and had a combined ratio of 92.6%.
     Chubb Commercial Insurance (CCI) net written premiums for the second quarter of 2006 increased 2% to $1.3 billion. The combined ratio was 85.4%, including 3.1 percentage points of catastrophes. In the second quarter of 2005, CCI’s combined ratio was 86.7%, including 0.9 percentage points of catastrophes. Excluding the impact of catastrophes, CCI’s second quarter combined ratio was 82.3% in 2006 and 85.8% in 2005.
     Average renewal rates in the U.S. were down 1% for CCI, which retained 83% of the U.S. premiums that came up for renewal. The ratio of new to lost business was 1 to 1 in the U.S.

     Chubb Specialty Insurance (CSI) net written premiums declined 1% to $739 million. The combined ratio was 89.0%, compared to 98.3% in the second quarter of 2005.
     Professional Liability (PL) net written premiums were down 5%, and the business had a combined ratio of 92.0%. In the U.S., average renewal rates for PL were down 2%, renewal retention was 82% and the ratio of new to lost business was 1 to 1. Excluding the hospital medical malpractice and managed care errors & omissions businesses which CSI exited in July 2005, PL premiums were flat, and in the U.S. renewal retention was 87% and the ratio of new to lost business was 1.5 to 1.
     Surety net written premiums in the second quarter were up 60%. About half the increase resulted from the nonrenewal of a reinsurance treaty. Surety’s combined ratio was 58.7%.
Webcast Conference Call to be Held Today at 5:00 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 25th, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at www.chubb.com and archived later in the day for replay. The company has posted its Supplementary Investor Information Report at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates in North America, Europe, Latin America, Asia and Australia.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365
	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s outlook for the second half of 2006 and 2006 full year operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;
•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;
•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
-	the effects of stock option “backdating,” “spring loading” and other stock option grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	legislative or regulatory proposals or changes;
•	the effects of investigations into market practices, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, in the property and casualty insurance industry together with any legal or regulatory proceedings, related settlements and industry reform or other changes with respect to contingent commissions or otherwise arising therefrom;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and large-scale catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
          The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2006	2005	2006	2005
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,081	$3,113	$6,006	$6,169
Increase in Unearned Premiums	(111)	(94)	(17)	(115)

Premiums Earned	2,970	3,019	5,989	6,054

Losses and Loss Expenses	1,679	1,819	3,297	3,654
Operating Costs and Expenses	876	869	1,726	1,748
Increase in Deferred Policy Acquisition Costs	(37)	(4)	(29)	(9)
Dividends to Policyholders	8	5	15	12

Underwriting Income	444	330	980	649

Investments
Investment Income Before Expenses	368	332	725	653
Investment Expenses	10	7	19	15

Investment Income	358	325	706	638

Other Income (Charges)	1	1	6	(2)

Property and Casualty Income	803	656	1,692	1,285

CORPORATE AND OTHER	(11)	(25)	(54)	(87)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	792	631	1,638	1,198

Federal and Foreign Income Tax	221	170	464	296

CONSOLIDATED OPERATING INCOME	571	461	1,174	902

REALIZED INVESTMENT GAINS AFTER INCOME TAX	27	34	96	63

CONSOLIDATED NET INCOME	$598	$495	$1,270	$965

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$288	$261	$567	$513

	Periods Ended June 30
	Second Quarter		Six Months
	2006	2005	2006	2005
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	424.1	404.5	424.1	400.7
Actual Common Shares at End of Period	410.8	396.7	410.8	396.7

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.35	$1.14	$2.77	$2.25
Realized Investment Gains	.06	.09	.22	.16

Net Income	$1.41	$1.23	$2.99	$2.41

Effect of Catastrophes	$(.12)	$(.04)	$(.12)	$(.07)

	June 30	Dec. 31	June 30
	2006	2005	2005
BOOK VALUE PER COMMON SHARE	$30.77	$29.67	$28.38

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	31.41	29.12	27.02
Share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective March 31, 2006.
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2006	2005	2006	2005
Losses and Loss Expenses to Premiums Earned	56.7%	60.3%	55.2%	60.5%
Underwriting Expenses to Premiums Written	28.5	28.0	28.8	28.4

Combined Loss and Expense Ratio	85.2%	88.3%	84.0%	88.9%

Effect of Catastrophes on Combined Loss and Expense Ratio	2.7%	.7%	1.4%	.7%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2006	2005	2006	2005
	(in millions)
Paid Losses and Loss Expenses	$1,276	$1,543	$2,576	$2,868
Increase in Unpaid Losses and Loss Expenses	403	276	721	786

Total Losses and Loss Expenses	$1,679	$1,819	$3,297	$3,654

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2006	2005	(Decrease)	2006	2005
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$337	$317	6%	87.9%	95.3%
Homeowners	1,097	1,020	8	73.1	76.9
Other	292	290	1	91.6	89.1

Total Personal	1,726	1,627	6	79.1	82.7

Commercial Insurance
Multiple Peril	645	641	1	75.4	82.8
Casualty	895	910	(2)	93.4	97.3
Workers’ Compensation	472	496	(5)	81.3	84.9
Property and Marine	607	586	4	73.2	70.8

Total Commercial	2,619	2,633	(1)	82.1	85.3

Specialty Insurance
Professional Liability	1,271	1,337	(5)	93.7	101.5
Surety	148	105	41	48.0	101.3

Total Specialty	1,419	1,442	(2)	89.8	101.6

Total Insurance	5,764	5,702	1	83.3	88.8

Reinsurance Assumed	242	467	(48)	100.4	89.6

Total	$6,006	$6,169	(3)	84.0%	88.9%

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$182	$171	6%	85.9	95.2%
Homeowners	609	568	7	72.6	73.7
Other	143	132	8	92.6	91.6

Total Personal	934	871	7	78.5	81.0

Commercial Insurance
Multiple Peril	319	305	5	80.4	83.3
Casualty	455	458	(1)	92.4	100.9
Workers’ Compensation	216	218	(1)	84.7	84.1
Property and Marine	304	287	6	80.9	71.3

Total Commercial	1,294	1,268	2	85.4	86.7

Specialty Insurance
Professional Liability	656	691	(5)	92.0	101.4
Surety	83	52	60	58.7	54.2

Total Specialty	739	743	(1)	89.0	98.3

Total Insurance	2,967	2,882	3	84.4	88.1

Reinsurance Assumed	114	231	(51)	105.1	91.3

Total	$3,081	$3,113	(1)	85.2%	88.3%